SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

RAMSAY YOUTH SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

RAMSAY YOUTH SERVICES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 23, 2002

        The 2001 Annual Meeting of Stockholders of Ramsay Youth Services, Inc. will be held at the Hyatt Regency Coral Gables, 50 Alhambra Plaza, Coral Gables, Florida 33134 at 11:00 A.M., local time, on May 23, 2002. At the Annual Meeting, stockholders will be asked to vote on the following proposals:

1. To elect seven directors to serve until the next annual meeting;

2. To ratify the selection of Deloitte & Touche LLP to serve as independent auditors for the fiscal year ending December 31, 2002; and

3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Each of these proposals is discussed more fully in the Proxy Statement accompanying this notice.

      Only stockholders of record at the close of business on March 29, 2002 will be entitled to notice of and to vote at the Annual Meeting. A list of the stockholders entitled to vote at the meeting may be examined at the offices of Ramsay, One Alhambra Plaza, Suite 750, Coral Gables, Florida during the ten-day period preceding the meeting.

      Whether or not you plan to attend the Annual Meeting in person, please complete, sign, date and return the enclosed proxy. No postage is required when mailed in the United States. The proxy is revocable at any time. If you are present at the Annual Meeting, you may withdraw your proxy and vote in person if you so desire. Your board recommends that you vote in favor of the nominees for directors and for the other proposals to be considered at the meeting.

By Order of the Board of Directors,

PAUL J. RAMSAY
Chairman of the Board

April 24, 2002

TABLE OF CONTENTS

PROXY STATEMENT
1. ELECTION OF DIRECTORS
2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
3. OTHER MATTERS

RAMSAY YOUTH SERVICES, INC.

Columbus Center
One Alhambra Plaza, Suite 750
Coral Gables, Florida 33134

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 23, 2002

General

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ramsay Youth Services, Inc. (“Ramsay” or the “Company”) for use at the Annual Meeting of Stockholders to be held at the Hyatt Regency Coral Gables, 50 Alhambra Plaza, Coral Gables, Florida 33134 at 11:00 a.m., local time, on May 23, 2002, for the purposes specified in the accompanying Notice of Annual Meeting of Stockholders. When the enclosed proxy is properly executed and returned, the shares that it represents will be voted at the Annual Meeting in accordance with the instructions thereon. In the absence of any such instructions, the shares represented thereby will be voted IN FAVOR of the nominees for directors listed on the proxy and IN FAVOR of each other proposal set forth in this Proxy Statement and presented to the stockholders of Ramsay for approval. Management does not know of any other business to be brought before the Meeting not described herein, but it is intended that as to such other business, a vote may be cast pursuant to the proxy in accordance with the best judgment of the person or persons acting thereunder. It is anticipated that the proxy materials will be mailed on or about April 24, 2002 to all Ramsay stockholders of record as of March 29, 2002 (the “Record Date”).

      It is important that proxies be returned promptly. Whether or not the stockholder expects to attend the Meeting in person, all stockholders are urged to mark, sign and date the accompanying form of proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

      Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of such revocation to Ramsay, care of the Secretary, Columbus Center, One Alhambra Plaza, Suite 750, Coral Gables, Florida 33134 prior to the Meeting; (ii) executing and delivering a proxy bearing a later date to Ramsay, care of the Secretary, Columbus Center, One Alhambra Plaza, Suite 750, Coral Gables, Florida 33134 prior to the Meeting; or (iii) appearing at the Meeting and voting in person.

2001 Annual Report

      Ramsay’s 2001 Annual Report on Form 10-K for the fiscal year ended December 31, 2001 is enclosed with this Proxy Statement.

Expenses of Solicitation

      The cost of soliciting proxies will be borne by Ramsay. Officers, directors, and employees of Ramsay may solicit proxies by telephone, telecopier or in person. Ramsay has also engaged the services of Corporate Communications, Inc. to assist in the solicitation and tabulation of proxies. Ramsay estimates that these entities will receive fees totalling approximately $5,000, plus expenses, in connection with these services.

Voting

      Holders of record of issued and outstanding shares of common stock, $.01 par value (the “Common Stock”), of Ramsay as of the close of business on the Record Date, will be entitled to notice of and to vote at the Meeting as described below. On the Record Date, there were issued and outstanding 9,465,995 shares of

Common Stock. Each share of Common Stock is entitled to one vote with respect to each matter to be voted on at the Meeting.

      Directors are elected by a plurality of votes cast by the holders of outstanding shares of Common Stock. Adoption of proposals 2 and 3 will require the affirmative vote of a majority of the votes cast by the holders of outstanding shares of Common Stock. Abstentions and broker non-votes (as hereinafter defined) will be counted as present for the purpose of determining the presence of a quorum. For the purpose of determining the vote required for approval of matters to be voted on at the Meeting, abstentions will be treated as being “present” and “entitled to vote” on the matter and, thus, an abstention has the same legal effect as a vote against the matter. However, in the case of a broker non-vote or where a stockholder withholds authority from his proxy to vote the proxy as to a particular matter, such shares will not be treated as “present” and “entitled to vote” on the matter and, thus, a broker non-vote or the withholding of a proxy’s authority will have no effect on the outcome of the vote on the matter. A “broker non-vote” refers to shares of Common Stock represented at the Meeting in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on such matter.

      Ramsay Holdings HSA Limited (“Ramsay Holdings”) is the holder of 906,352 shares of Common Stock, Paul Ramsay Holdings Pty. Limited (“Holdings Pty.”) is the holder of 3,731,339 shares of Common Stock and Paul Ramsay Hospitals Pty. Limited (“Hospitals Pty.”; Ramsay Holdings, Holdings Pty. and Hospitals Pty., collectively, the “Ramsay Affiliates”) is the holder of 751,024 shares of Common Stock. The Ramsay Affiliates are corporations controlled by Paul J. Ramsay, the Chairman of the Board of the Company. In addition, Mr. Ramsay holds 5,916 shares of Common Stock directly. Accordingly, as of the Record Date, Mr. Ramsay, Ramsay Holdings, Holdings Pty. and Hospitals Pty. had an approximate 58% voting interest in the Company. To the best of the Company’s knowledge, Mr. Ramsay, Ramsay Holdings, Holdings Pty. and Hospitals Pty. will vote their shares of Common Stock in favor of each of the proposals presented at the Meeting. See “Certain Relationships and Related Transactions,” and “Security Ownership of Certain Beneficial Owners” below.

1.     ELECTION OF DIRECTORS

      Seven directors will be elected at the Meeting. It is the intention of each of the persons named in the accompanying proxy to vote the shares represented thereby in favor of the seven nominees listed in the following table, unless contrary instructions are given. All of the nominees are presently serving as directors. In case any nominee is unable or declines to serve, such persons reserve the right to vote the shares represented by such proxy for another person duly nominated by the Board of Directors in his stead or, if no other person is so nominated, to vote such shares only for the remaining nominees. The Board of Directors has no reason to believe that any person nominated will be unable or will decline to serve. The directors elected by the stockholders will serve until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

      Certain information concerning the nominees for election of directors is set forth below. Such information was furnished by them to Ramsay.

Principal Occupations for Past Five
Name and Age	Years and Certain Other Directorships

Aaron Beam, Jr.(59)	Founder in 1984 of HEALTHSOUTH Corporation (provider of medical rehabilitation services) and retired in 1997; Director of the Company since 1991.

Principal Occupations for Past Five
Name and Age	Years and Certain Other Directorships

Peter J. Evans(54)	Financial consultant to a number of Australian companies; A Chartered Accountant in Australia since prior to 1993; Director of Ramsay Health Care Limited (or its predecessors) (owner and operator of hospitals in Australia), and Prime Television Limited (operator of an Australian television network); Director of a number of Australian charitable organizations; Chairman of Directors of Shoalhaven Anglican School in Australia; Director of the Company since 1989.
Thomas M. Haythe(62)	Business and legal consultant (since February 1, 2000); Partner, Haythe & Curley (renamed Torys in January 2000) (attorneys) from February 1982 to January 2000; Director of Westerbeke Corporation (manufacturer of marine engine products); Director of the Company since 1987.
Luis E. Lamela(52)	President and Chief Executive Officer of the Company since January 1999; Chief Executive Officer of the Company since January 1998; Vice Chairman of the Board of the Company since January 1996; Chief Executive Officer of CAC Medical Centers, a division of United HealthCare of Florida, from May 1994 until December 1997; Director of the Company since 1996.
Paul J. Ramsay(67)	Chairman of the Board of the Company since 1988; involved in the health care industry for more than 35 years; Chairman of the Board of Ramsay Health Care Limited (or its predecessors) (owner and operator of hospitals in Australia), and Chairman of the Board of Prime Television Limited (operator of an Australian Television Network); Director of the Company since 1987.
Steven J. Shulman(50)	Chairman and Chief Executive Officer of Internet Health Care Group, Inc. (internet based healthcare venture capital company) since 1999; Chairman, President and Chief Executive Officer of Prudential Health Care, Inc. from 1997 until 1999; President of the Pharmacy and Disease Management Group of Value Health, Inc. (provider of specialty managed care programs) from September 1995 to 1997; Director of the Company since 1991.
Michael S. Siddle(54)	Various executive positions with corporations controlled by Paul J. Ramsay since prior to 1995; Director of Ramsay Health Care Limited (or its predecessors) (owner and operator of hospitals in Australia); Director of Prime Television Limited (operator of an Australian Television Network); Director of the Company since 1987.

Meetings and Committees of the Board of Directors

      The Board of Directors of Ramsay met four times during the year ended December 31, 2001. All of the directors named above attended at least 75% of the meetings of the Board of Directors and meetings of the committees of the Board of Directors on which such director served held during the time that such person served.

      There were five standing committees of the Board of Directors during the year ended December 31, 2001: the Executive Operating Committee, the Audit Committee, the Compensation Committee, the Independent Directors Committee, and the Stock Option Committee.

      The Executive Operating Committee presently is composed of Messrs. Evans, Haythe, Lamela and Ramsay. The Committee’s function is to act in the place and stead of the Board of Directors to the extent permitted by law on matters which require Board action between meetings of the Board of Directors. The Executive Operating Committee did not meet during the year ended December 31, 2001.

      The Audit Committee presently is composed of Messrs. Beam, Evans and Shulman. The Audit Committee’s functions include reviewing the results of the reports and audits by our independent public accountants and making recommendations to the Board of Directors with respect to accounting practices and procedures and internal controls. Our Audit Committee met once during the year ended December 31, 2001.

      The Compensation Committee presently is composed of Messrs. Ramsay, Beam, Evans and Haythe. The Compensation Committee’s functions include reviewing and recommending remuneration arrangements for senior officers and for members of the Board of Directors, adopting compensation plans in which officers and directors are eligible to participate, acting on important personnel matters, nominating senior officers, resolving matters involving possible conflicts of interest and providing for management succession. The Compensation Committee met once during the year ended December 31, 2001.

      The Independent Directors Committee presently is composed of Messrs. Beam and Shulman. The Committee’s function is to review all transactions between Ramsay and persons affiliated with Paul J. Ramsay or any entity in which Paul J. Ramsay directly or indirectly has an equity interest. The Independent Directors Committee did not meet during the year ended December 31, 2001.

      The Stock Option Committee presently is composed of Messrs. Ramsay, Beam and Evans. The Stock Option Committee’s function is to grant stock options under Ramsay’s stock option plans to directors, members of senior management and other key field personnel of the Company as recommended by management in materials distributed to members of the Committee. The Stock Option Committee did not meet during the year ended December 31, 2001.

      Ramsay does not have a nominating committee and has established no procedures whereby nominees for director may be recommended by stockholders.

Compensation of Directors

      It is Ramsay’s policy to pay directors who are not employees of Ramsay a fee of $1,000 for each meeting of the Board of Directors attended during the year. In addition, during the year ended December 31, 2001, Ramsay paid Mr. Haythe and Mr. Evans $60,000 and $15,000, respectively, in fees to advise the Company on various business related matters.

      On January 2, 2001, members of the Company’s Board of Directors and the Company agreed to cancel stock options which were granted by the Company to members under various stock option plans. The total number of options cancelled on January 2, 2001 were 418,993.

      On April 4, 2001, the Executive Operating Committee issued Mr. Ramsay and Mr. Lamela options to purchase 550,000 shares of Ramsay’s Common Stock. These options have an exercise price of $.85 per share.

      On July 5, 2001, the Board of Directors granted 150,000 options to purchase shares of the Company’s Common Stock to Mr. Siddle, 50,000 options to Mr. Haythe, 30,000 options to Mr. Shulman, 25,000 options to Mr. Evans and 20,000 options to Mr. Beam. These options have an exercise price of $2.05 per share.

Executive Officers of the Registrant

      Certain information with respect to the executive officers of the Company is set forth below:

		Position With the Company and Principal Occupation
Name of Executive Officer	Age	During the Past Five Years

Luis E. Lamela	52	President and Chief Executive Officer of the Company since January 1999; Chief Executive Officer of the Company since January 1998; Vice Chairman of the Board of the Company since January 1996; Chief Executive Officer of CAC Medical Centers, a division of United HealthCare of Florida, since May 1994.
Bert G. Cibran	48	Chief Operating Officer of the Company since December 1998; President and Chief Operating Officer of the Company since August 1996; President, Summa Healthcare Group, Inc. from February 1996 through August 1996; President and Chief Operating Officer for the Florida operations of Physician Corporation of America from February 1994 to February 1996.
Marcio C. Cabrera	38	Executive Vice President and Chief Financial Officer of the Company since July 1998; Vice President of Finance for CAC Medical Centers, a division of United HealthCare of Florida, Inc. from June 1997 to May 1998; Vice President of Finance for United HealthCare of Florida, Inc. from May 1994 to May 1997.
Jorge Rico	37	Vice President of the Company since February 1997; Vice President of Administration and Information Technology for United HealthCare of Florida, Inc. from 1994 to January 1997.
Isabel M. Diaz	37	Vice President of the Company since October 1997; Executive Vice President of Corporate Relations for United HealthCare of Florida, Inc. and the CAC Medical Centers, Inc., a division of United HealthCare of Florida, Inc., from May 1994 to September 1997.

Executive Compensation

      The following table and footnotes set forth certain information concerning the compensation paid or awarded by the Company to the President and Chief Executive Officer and the four other most highly compensated executive officers of Ramsay who were serving as executive officers at December 31, 2001.

Summary Compensation Table

					Long-Term
					Compensation
					Awards
		Annual Compensation
					Securities
				Other Annual	Underlying		All Other
	Fiscal	Salary	Bonus	Compensation	Stock Options		Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	(#)		($)

Luis E. Lamela	2001	416,134	150,000	18,665	550,000	(3)	6,825
Vice Chairman of the	2000	416,134	140,000	18,765	—		2,783
Board, President and	1999	360,064	—	19,099	400,000	(4)	—
Chief Executive Officer
Bert G. Cibran	2001	317,267	115,000	21,120	250,000	(3)	9,973
Chief Operating Officer	2000	317,267	105,000	21,120	—		756
	1999	270,048	—	21,120	200,000	(4)	—
Marcio C. Cabrera	2001	175,000	72,250	—	200,000	(3)	230
Executive Vice President,	2000	175,000	61,250	—	—		230
Chief Financial Officer	1999	175,000	87,500	—	50,000	(4)	28
and Secretary
Jorge L. Rico	2001	145,000	60,750	—	150,000	(3)	181
Vice President and	2000	145,000	50,750	—	—		181
Assistant Secretary	1999	145,000	75,000	—	50,000	(4)	24
Isabel M. Diaz	2001	120,000	52,000	9,000	150,000	(3)	140
Vice President	2000	120,000	42,000	9,000	—		140
	1999	120,000	75,000	9,000	75,000	(4)	19

(1)	Bonuses are reflected in the period in which they are paid.

(2)	Represents automobile allowance.

(3)	Represents stock options awarded on April 4, 2001 with an exercise price of $0.85.

(4)	On September 29, 2000, the Company and the respective employees agreed to cancel these stock options which were granted to the employees under various stock option plans.

Stock Option Grants During Fiscal Year Ended December 31, 2001

      The following table and footnotes set forth the grant of stock options to the executive officers named in the Summary Compensation Table during the year ended December 31, 2001. The amounts shown for each named executive officer as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the exercise price of the options during the full terms of the options. No gain to the optionees is possible without an increase in stock price which will benefit all stockholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable Securities and Exchange Commission (the “SEC”) regulations. Actual gains, if any, on option exercises and holdings of Common Stock are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

	Individual Grants
					Potential Realizable
		% of Total			Value at Assumed
		Options Granted			Annual Rates of
		to Employees			Stock
		during Fiscal			Price Appreciation
	Options	Year Ended	Exercise		for Option Term
	Granted	December 31,	or Base	Expiration
Name	(#)	2001	Price ($/Sh)	Date	5% ($)	10% ($)

Luis E. Lamela	550,000	35%	$0.85	4/4/2011	294,000	745,000
Vice Chairman of the Board,
President and Chief Executive
Officer
Bert G. Cibran	250,000	16%	$0.85	4/4/2011	134,000	339,000
Chief Operating Officer
Marcio C. Cabrera	200,000	13%	$0.85	4/4/2011	107,000	271,000
Executive Vice President, Chief
Financial Officer and Secretary
Jorge L. Rico	150,000	10%	$0.85	4/4/2011	80,000	203,000
Vice President and Assistant
Secretary
Isabel M. Diaz	150,000	10%	$0.85	4/4/2011	80,000	203,000
Vice President

      The following table and footnotes summarize stock options exercised during the fiscal year ended December 31, 2001 and the number and value of options held by the executive officers named in the Summary Compensation Table at December 31, 2001.

Stock Option and Warrant Exercises

in Fiscal Year Ended December 31, 2001
and Stock Option Values at December 31, 2001

					Value of Unexercised
			Number of Unexercised		In-the-Money Options
	Shares		Options and Warrants at		and Warrants
	Acquired		December 31, 2001 (#)		at December 31, 2001 ($)(1)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Luis E. Lamela(2)	—	—	152,237	550,000	—	1,749,000
Bert G. Cibran(3)	—	—	5,833	250,000	—	795,000
Marcio C. Cabrera	—	—	—	200,000	—	636,000
Isabel M. Diaz(4)	—	—	16,930	150,000	—	477,000
Jorge Rico	—	—	—	150,000	—	477,000

(1)	In-the-money options and warrants are those where the fair market value of the underlying Common Stock exceeds the exercise price of the option and warrant. The value of in-the-money options and warrants is determined in accordance with regulations of the SEC by subtracting the aggregate exercise price of the options and warrants from the aggregate year-end value of the underlying Common Stock.

(2)	Includes 150,015 warrants issued to Mr. Lamela in connection with Ramsay’s purchase of Summa Healthcare Group, Inc. and 2,222 warrants to purchase shares of Common Stock issued in connection with the Merger of the Company and Ramsay Managed Care, Inc. See “Employment and Other Agreements” and “Other Arrangements” below.

(3)	Includes 5,833 warrants to purchase shares of Common Stock issued in connection with the Merger of the Company and Ramsay Managed Care, Inc.

(4)	Includes 16,652 warrants to purchase shares of Common Stock issued in connection with Ramsay’s purchase of Summa Healthcare Group, Inc. and 278 warrants to purchase shares of Common Stock issued in connection with the Merger of the Company and Ramsay Managed Care, Inc.

Employment and Other Agreements

      In October 1997, Ramsay entered into an employment agreement with Luis E. Lamela to serve as Ramsay’s Vice Chairman of the Board and Chief Executive Officer, providing for the payment of an initial annual base salary of $400,000, subject to increases determined by the Board of Directors and minimum annual increases based on the Consumer Price Index. Mr. Lamela’s current annual salary is $416,134. In addition, Mr. Lamela is entitled to an annual bonus in an amount equal to the greater of (i) $400,000 or (ii) five percent of any increase in operating income for the applicable fiscal year over operating income for the 1997 fiscal year. The agreement was for an initial term of two years with annual renewals thereafter. Pursuant to the employment agreement, Ramsay agreed to provide Mr. Lamela an automobile allowance in the amount of $1,555 per month and options to purchase 35,000 shares of Common Stock. Mr. Lamela’s employment with Ramsay may be terminated by either Ramsay or Mr. Lamela; however, in the event Ramsay terminates Mr. Lamela’s employment without due cause, Ramsay must continue to pay Mr. Lamela his base salary in effect at the time of such termination for 24 months after the date of such termination plus any bonus payable. The agreement also provides for a lump sum cash payment to Mr. Lamela of his bonus and 36 months’ base salary upon termination of his employment for any reason following certain change of control events involving Ramsay. Mr. Lamela’s employment agreement was subsequently amended to provide that, for fiscal years after December 31, 1998, Mr. Lamela’s annual bonus shall be determined at the sole discretion of the Board of Directors of the Company.

      In August 1996, Ramsay entered into an employment agreement with Bert G. Cibran, Chief Operating Officer of Ramsay, providing for the payment of an initial annual base salary of $300,000, subject to annual increases determined by the Board of Directors and minimum annual increases based on the Consumer Price Index. Mr. Cibran’s current annual salary is $317,267. In addition, Mr. Cibran is entitled to an annual bonus in an amount equal to two percent of any increase in operating income over the preceding fiscal year. The agreement was for an initial term of three years with annual renewals thereafter. Pursuant to the employment agreement, Ramsay agreed to provide Mr. Cibran an automobile allowance in the amount of $1,760 per month and options to purchase 41,666 shares of Common Stock. In addition, Mr. Cibran’s employment may be terminated by either Ramsay or Mr. Cibran; however, in the event Ramsay terminates Mr. Cibran’s employment without due cause, Ramsay must continue to pay Mr. Cibran his base salary in effect at the time of such termination for 24 months after the date of such termination plus any bonus payable. The agreement also provides for a lump sum cash payment to Mr. Cibran of his bonus and 24 months’ base salary upon termination of his employment for any reason following certain change of control events involving Ramsay. Mr. Cibran’s employment agreement was subsequently amended to provide that, for fiscal years after December 31, 1998, Mr. Cibran’s annual bonus shall be determined at the sole discretion of the Board of Directors of the Company.

      In June 1998, Ramsay entered into an employment agreement with Marcio C. Cabrera to serve as Ramsay’s Executive Vice President of Finance, providing for the payment of an initial annual base salary of $175,000. In accordance with the terms of his employment agreement, bonuses and increases to Mr. Cabrera’s base salary will be determined based on the Company’s existing compensation guidelines. The agreement is for an initial term of two years with annual renewals thereafter. Mr. Cabrera’s employment with Ramsay may be terminated by either Ramsay or Mr. Cabrera; however, in the event Ramsay terminates Mr. Cabrera’s employment without cause, Ramsay must continue to pay Mr. Cabrera his base salary in effect at the time of such termination for six months after the date of such termination.

      In February 1997, Ramsay entered into an employment agreement with Jorge L. Rico to serve as Ramsay’s Vice President of Management Services, providing for the payment of an initial annual base salary of $120,000. On July 1, 1998, Mr. Rico was promoted to Vice President of Operations and his annual salary was increased to $145,000. In accordance with the terms of his employment agreement, bonuses and increases to Mr. Rico’s salary will be determined based on the Company’s existing compensation guidelines. The agreement was for an initial term of two years with annual renewals thereafter. In addition, Mr. Rico’s employment by Ramsay may be terminated by either Ramsay or Mr. Rico; however, in the event Ramsay terminates Mr. Rico’s employment without cause, Ramsay must continue to pay Mr. Rico his base salary in effect at the time of such termination for six months after the date of such termination.

      In October 1997, Ramsay entered into an employment agreement with Isabel M. Diaz to serve as Ramsay’s Vice President of Corporate Relations, providing for the payment of an initial annual base salary of $120,000. In accordance with the terms of her employment agreement, bonuses and increases to Ms. Diaz’s base salary will be determined based on the Company’s existing compensation guidelines. The agreement was for an initial term of two years with annual renewals thereafter. Pursuant to the employment agreement, Ramsay agreed to provide Ms. Diaz an automobile allowance in the amount of $750 per month. Ms. Diaz’s employment with Ramsay may be terminated by either Ramsay or Ms. Diaz; however, in the event Ramsay terminates Ms. Diaz’s employment without cause, Ramsay must continue to pay Ms. Diaz her base salary in effect at the time of such termination for six months after the date of such termination.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires Ramsay’s directors and executive officers, and persons who own more than ten percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish Ramsay with copies of all Section 16(a) reports they file.

      To Ramsay’s knowledge, based solely on a review of the copies of such reports furnished to Ramsay and representations that no other reports were required, during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent stockholders were complied with.

Relationship with Ramsay Affiliates

      The Ramsay Affiliates are corporations controlled by Ramsay’s Chairman of the Board, Paul J. Ramsay. At April 16, 2002, Paul J. Ramsay, Ramsay Holdings, Holdings Pty. and Hospitals Pty. owned of record, and had a voting interest in, approximately 58% of the issued and outstanding shares of Ramsay Common Stock.

Other Agreements

      In December 1999, Ramsay entered into an agreement with Thomas M. Haythe, a director of Ramsay, to serve as a senior advisor to the Company in connection with legal issues, acquisitions, financings and other transactions involving the Company. During the year ended December 31, 2001, Ramsay paid Mr. Haythe $66,256 (including expense reimbursements) in connection with these advisory services.

      In October 1999, the Company entered into an agreement with Excel Vocational Alternatives, Inc. (“Excel”) for the provision by Excel of consulting and advisory services in connection with the creation of a Job Corps division for the Company. An executive officer of the Company is President and has a 50% ownership interest in Excel. On June 1, 2001, the Company cancelled its agreement with Excel. During the year ended December 31, 2001, the Company paid Excel $150,000 in connection with these advisory services.

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation Committee of the Board of Directors are Paul J. Ramsay, Aaron Beam, Jr., Peter J. Evans and Thomas M. Haythe. Mr. Ramsay is the Chairman of the Board of the Company and he and the Ramsay Affiliates had approximately a 58% voting interest in the Company as of the Record

Date. As mentioned previously, during the year ended December 31, 2001, Mr. Haythe served as a senior advisor to Ramsay in connection with legal issues, financings and other transactions.

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors determines the compensation arrangements for executive officers of Ramsay. Ramsay’s executive compensation program is designed to attract, motivate, reward and retain individuals with the executive and management skills needed to achieve Ramsay’s business objectives. The compensation program accomplishes this goal by providing Ramsay’s executives with incentives which reward achievement of both short-term and long-term objectives that contribute to the growth and profitability of Ramsay, and which link executive pay with the interests of Ramsay’s stockholders.

      Ramsay’s executive compensation program consists of base salary, bonuses and stock options. Ramsay’s salary levels are determined by comparisons with companies of similar size and complexity. Salary increases are determined in light of the financial performance of Ramsay, the individual performance of the executive and any increased responsibilities assumed by the executive. The salaries for Ramsay’s President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Vice Presidents, were determined pursuant to the terms of their employment agreements with Ramsay, which in turn were based on the foregoing considerations.

      Effective January 1, 1999, annual bonuses payable pursuant to the employment agreements for Ramsay’s President and Chief Executive Officer and its Chief Operating Officer are determined in the sole discretion of the Company’s Board of Directors based on the achievement of strategic objectives, the financial performance of Ramsay, the individual performance of the executive and any increased responsibilities assumed by the executive.

      Ramsay may award bonuses to other executives based on the level of financial performance achieved by Ramsay and the individual accomplishments of the executive, as evaluated by the President and Chief Executive Officer or the Chief Operating Officer of Ramsay. Annual bonuses are paid to the chief executive officers of each of Ramsay’s facilities, based on (a) the financial performance of his/her facility compared to budgeted and prior year performance, (b) the overall results of Ramsay and (c) the attainment of certain quality of care levels.

      Ramsay periodically grants stock options to its executive officers and other key employees. Stock option grants are intended to provide Ramsay’s executives and other key employees with a significant incentive to work to maximize stockholder value. The Compensation Committee believes that by providing Ramsay’s executives and key employees who have substantial responsibility for the management and growth of Ramsay with an opportunity to profit from increases in the value of the Common Stock, the interests of Ramsay’s stockholders and executives will be most closely aligned.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Paul J. Ramsay
Aaron Beam, Jr.
Peter J. Evans
Thomas M. Haythe

Audit Committee Report

      The Audit Committee of the Board of Directors (the “Committee”) is comprised of the three directors named below. Each member of the Committee is an independent director as defined by NASDAQ rules and the Committee has adopted a written charter which has been approved by the Board of Directors. The Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements. Deloitte & Touche LLP, the Company’s independent auditors for 2001, are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. The Committee has discussed with Deloitte & Touche LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). Deloitte & Touche LLP have provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with Deloitte & Touche LLP that firm’s independence. The Committee also considered whether Deloitte & Touche LLP’s provision for other audit and non-audit related services to the Company and its affiliates is compatible with Deloitte & Touche LLP’s independence.

      Management is responsible for the Company’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements in accordance with generally accepted auditing standards. The Audit Committee’s responsibility is to monitor and review these processes, but not to conduct the auditing or accounting reviews or procedures. The Audit Committee’s oversight does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Accordingly, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent accountants are in fact “independent.”

      Based on the considerations referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2001 and that Deloitte & Touche LLP be appointed independent auditors for the Company for 2002. The foregoing report is provided by the following independent directors, who constitute the Audit Committee:

THE AUDIT COMMITTEE

Aaron Beam, Jr.
Peter J. Evans
Steven J. Shulman

Performance Graph

      The following performance graph compares the cumulative total return on the Common Stock to the NASDAQ Stock Market-U.S. Index and a peer group. The peer group companies consist of Children’s Comprehensive Services, Inc., Correctional Services Corporation and Res-Care, Inc. Ramsay believes that these peer companies, which are engaged in the behavioral health and youth services industry, are most comparable to Ramsay’s historical business, within the parameters set by the SEC. The graph assumes that $100 was invested in Common Stock, the NASDAQ Stock Market U.S. Index and the peer group on December 31, 1995 and that all dividends were reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG RAMSAY YOUTH SERVICES, INC.,
THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

	12/96	12/97	12/98	12/99	12/00	12/01

RAMSAY YOUTH SERVICES, INC	100.00	102.13	55.32	16.67	11.70	45.73
NASDAQ STOCK MARKET (U.S.)	100.00	122.48	172.68	320.89	193.01	153.15
PEER GROUP	100.00	131.90	149.95	71.14	27.33	49.91

*	$100 invested on 12/31/96 in stock or index — including reinvestment of dividends. Fiscal year ending December 31.

Security Ownership of Certain Beneficial Owners

      Listed in the following table is certain information as of April 16, 2002 with respect to (i) the stockholders of the Company (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to the knowledge of the Board of Directors, owned beneficially more than five percent (5%) of the Common Stock of the Company, (ii) each director of the Company, (iii) each executive officer of the Company listed on the Summary Compensation Table included herein who owned beneficially any shares of Common Stock of the Company and (iv) all directors and executive officers of the Company as a group. This information has been provided to the Company by the persons named below.

	Title	Number of		Percentage
Name and Address Beneficial Owner	of Class	Shares Owned(1)		of Class(1)

Paul J. Ramsay	Common	5,708,501	(2)	59.55%
Paul Ramsay Group
154 Pacific Highway
St. Leonards, NSW
Australia
Paul Ramsay Hospitals Pty. Limited	Common	5,519,270	(3)	58.70%
c/o Torys
237 Park Avenue
New York, New York 10017
Paul Ramsay Holdings Pty. Limited	Common	4,721,024	(3)	50.46%
c/o Torys
237 Park Avenue
New York, New York 10017
Ramsay Holdings HSA Limited	Common	906,352	(3)	9.77%
c/o Torys
237 Park Avenue
New York, New York 10017
Heartland Advisors, Inc.	Common	806,400	(4)	8.70%
790 North Milwaukee Street
Milwaukee, Wisconsin 53202
Luis E. Lamela	Common	928,535	(5)	9.66%
One Alhambra Plaza, Suite 750
Coral Gables, Florida 33134
Bert G. Cibran	Common	189,626	(6)	*
One Alhambra Plaza, Suite 750
Coral Gables, Florida 33134
Marcio C. Cabrera	Common	66,667	(7)	*
Isabel M. Diaz	Common	77,982	(8)	*
Jorge Rico	Common	50,000	(9)	*
Aaron Beam, Jr.	Common	9,724		*
Peter J. Evans	Common	5,916		*
Thomas M. Haythe	Common	38,783	(10)	*
Steven J. Shulman	Common	5,916		*
Michael S. Siddle	Common	5,916		*
All directors and executive officers as a group (11 persons)	Common	7,087,566	(2)(5)(6) (7)(8)(9)(10)	69.40%

*	Indicates ownership percentage of less than one percent (1%).

(1)	Includes all shares that each named person is entitled to receive within 60 days, through the exercise of any option, warrant, conversion right, or similar arrangement. Such shares are deemed to be owned and outstanding by such person individually for purposes of calculating the number of shares owned and the percentage of class for each such named person, but are not deemed outstanding for purposes of such calculations for any other named person.

(2)	Mr. Ramsay’s beneficial ownership of Common Stock consists of (i) 5,916 shares of Common Stock owned directly by Mr. Ramsay, (ii) 906,352 shares of Common Stock beneficially owned by Ramsay Holdings, (iii) 4,721,024 shares of Common Stock beneficially owned by Holdings Pty., which includes all shares beneficially owned by Ramsay Holdings, and (iv) 5,519,270 shares of Common Stock beneficially owned by Hospitals Pty., which includes all shares beneficially owned by Ramsay Holdings and Holdings Pty. The shares beneficially owned by Ramsay Holdings consist of 906,352 shares of Common Stock owned of record by Ramsay Holdings. The shares beneficially owned by Holdings Pty. consist of 3,731,339 shares of Common Stock owned of record by Holdings Pty., 83,333 shares of Common Stock issuable upon the exercise of exercisable warrants to purchase shares of Common Stock held by Holdings, Pty. and the 906,352 shares of Common Stock beneficially owned by Ramsay Holdings. The shares beneficially owned by Hospitals Pty. consist of 751,024 shares of Common Stock owned of record by Hospitals Pty., 47,222 shares of Common Stock issuable upon the exercise of exercisable warrants to purchase shares of Common Stock held by Hospitals Pty. and the 4,721,024 shares of Common Stock beneficially owned by Holdings Pty.

(3)	These shares are included in the beneficial ownership of Paul J. Ramsay and are discussed in footnote (2) above.

(4)	Information as to the holdings of Heartland Advisors, Inc. (“HAI”) is based upon a report on Schedule 13G filed with the Securities and Exchange Commission. Such report indicates that HAI owned no shares with sole voting power and 806,400 shares with sole dispositive power. Such report indicates that HAI is an investment adviser registered under the Investment Advisers Act of 1940.

(5)	Includes 152,237 shares of Common Stock issuable upon the exercise of exercisable warrants to purchase shares of Common Stock and 183,315 shares of Common Stock issuable upon the exercise of exercisable stock options to purchase shares of Common Stock held by Mr. Lamela.

(6)	Includes 5,833 shares of Common Stock issuable upon the exercise of currently exercisable warrants to purchase shares of Common Stock and 83,333 shares of Common Stock issuable upon the exercise of exercisable stock options to purchase shares of Common Stock held by Mr. Cibran.

(7)	Includes 66,667 shares of Common Stock issuable upon the exercise of exercisable stock options to purchase shares of Common Stock held by Mr. Cabrera.

(8)	Includes 16,930 shares of Common Stock issuable upon the exercise of exercisable warrants to purchase shares of Common Stock and 50,000 shares of Common Stock issuable upon the exercise of exercisable stock options to purchase shares of Common Stock held by Ms. Diaz.

(9)	Includes 50,000 shares of Common Stock issuable upon the exercise of exercisable stock options to purchase shares of Common Stock held by Mr. Rico.

(10)	Includes 1,666 shares of Common Stock held in a pension plan for the benefit of Mr. Haythe, and 33,332 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase shares of Common Stock held by Mr. Haythe.

2.     RATIFICATION OF APPOINTMENT

OF INDEPENDENT AUDITORS

      Subject to ratification by the stockholders, the Board of Directors has reappointed Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company for the current fiscal year.

      Representatives of the firm of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      The Audit Committee and the Board of Directors recommend the stockholders vote “FOR” such ratification.

Audit Fees

      The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2001 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Forms 10-Q for that fiscal year were approximately $172,000.

Financial Information Systems Design and Implementation Fees

      The Company was not billed by Deloitte & Touche LLP for financial information systems design and implementation for the fiscal year ended December 31, 2001.

Other Fees

      The aggregate fees billed by Deloitte & Touche for services rendered to the Company, other than services described above under “Audit Fees”, for the fiscal year ended December 31, 2001 were $125,000, including audit related services of approximately $28,000 and non-audit related services of $97,000. Audit related services generally include fees for consents and comfort letters and for the audits of the company’s employee benefit plans. Non-audit related services consisted primarily of tax services.

      The audit committee has considered and determined that the fees paid to Deloitte & Touche LLP for other audit-related services is compatible with Deloitte & Touche LLP’s independence.

3.     OTHER MATTERS

      The Board of Directors does not know of any other matters that may be brought before the Meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby in accordance with their best judgment on such matters.

Stockholder Proposals

      Stockholder proposals intended to be presented at the next Annual Meeting of Stockholders of Ramsay must be received by Ramsay at its principal executive offices by December 31, 2002 in order to be considered for inclusion in Ramsay’s proxy statement relating to such meeting. In the event that a stockholder fails to notify Ramsay by March 23, 2003 of an intent to be present at Ramsay’s 2003 Annual Meeting of Stockholders in order to present a proposal for a vote, Ramsay will have the right to exercise its discretionary authority to vote against the proposal, if presented, without including any information about the proposal in its proxy materials.

April 18, 2002

PROXY	PROXY
RAMSAY YOUTH SERVICES, INC.
ANNUAL MEETING OF STOCKHOLDERS — MAY 23, 2002

   The undersigned, a stockholder of RAMSAY YOUTH SERVICES, INC., does hereby appoint Luis E. Lamela and Bert G. Cibran, or either of them, with full power of substitution, the undersigned’s proxies, to appear and vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Hyatt Regency Coral Gables, Coral Gables, Florida 33134, on Thursday, May 23, 2002 at 11:00 A.M., Eastern Standard Time, or at any adjournment thereof, upon such matters as may properly come before the Meeting.

   This Proxy is solicited on behalf of the Board of Directors.

   The undersigned hereby instructs said proxies or their substitutes to vote as specified below on each of the following matters and in accordance with their best judgment on any other matters which may properly come before the Meeting.

1. Election of Directors	☐ FOR all the nominees listed (except as marked to the contrary below).	☐ WITHHOLD AUTHORITY to vote for the nominees listed below.

Aaron Beam, Jr., Peter J. Evans, Thomas M. Haythe, Luis E. Lamela, Paul J. Ramsay, Steven J. Shulman and Michael S. Siddle

(Instructions:	To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)

2.	Ratification of appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2002.

FOR ☐	AGAINST ☐	ABSTAIN ☐

   The Board of Directors favors a vote “FOR” each item.

Please sign and date on reverse.

    The shares represented by this proxy will be voted as directed. If no direction is indicated as to any of the items, they will be voted in favor of the item(s) for which no direction is indicated.

IMPORTANT: Before returning this proxy, please sign your name or names on the line(s) below exactly as shown thereon. Executors, shareholders, trustees, guardians or corporate officers should indicate their full titles when signing. Where shares are registered in the name of joint tenants or trustees, such joint tenants or trustees should sign.

Dated: ______________________________________, 2002

Name:

Stockholder(s) Sign Here

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.